Exhibit 2.1

in the UNITED STATES BANKRUPTCY COURT
for the DISTRICT OF DELAWARE

In re: PERNIX SLEEP, INC., et al.1 Debtors.	Chapter 11 Case No. 19-10323 (CSS) Jointly Administered

THIRD AMENDED JOINT PLAN OF LIQUIDATION OF PERNIX SLEEP, INC. AND ITS AFFILIATEd debtors and debtors-in-possession PURSUANT TO

CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance, COMMITMENT, or legally binding obligation of any Debtor or any other party in interest AND THIS PLAN IS SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS. THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES.

PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT, YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED HEREIN, OR THE TERMS OF THIS PLAN FOR ANY PURPOSE

DAVIS POLK & WARDWELL LLP

Eli J. Vonnegut (Admitted pro hac vice)

Christopher S. Robertson (Admitted pro hac vice)

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 450-4000

Facsimile: (212) 701-5800

Counsel to Debtors and Debtors-In-Possession

LANDIS RATH & COBB LLP

Adam G. Landis (No. 3407)

Kerri K. Mumford (No. 4186)

Jennifer L. Cree (No. 5919)

Nicolas E. Jenner (No. 6554)

919 Market Street, Suite 1800

Wilmington, DE 19801

Telephone: (302) 467-4400

Facsimile: (302) 467-4450

Counsel to the Debtors and Debtors-In-Possession

1 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, where applicable, are: Pernix Therapeutics Holdings, Inc. (4736), Pernix Therapeutics, LLC (1128), Pernix Manufacturing, LLC (1236), Pernix Sleep, Inc. (1599), Cypress Pharmaceuticals, Inc. (1860), Hawthorn Pharmaceuticals, Inc. (2769), Macoven Pharmaceuticals, L.L.C. (4549), Gaine, Inc. (3864), Respicopea, Inc. (1303), Pernix Ireland Limited (3106PH), Pernix Ireland Pain Designated Activity Company (0190LH), Pernix Holdco 1, LLC (N/A), Pernix Holdco 2, LLC (N/A), Pernix Holdco 3, LLC (N/A). The Debtors’ corporate headquarters and the mailing address is 10 North Park Place, Suite 201, Morristown, NJ 07960.

TABLE OF CONTENTS

Page

INTRODUCTION		1

Article I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1

A.	Defined Terms.	1
B.	Rules of Interpretation and Computation of Time.	14
C.	Governing Law.	14
D.	Reference to Monetary Figures.	14

Article II ADMINISTRATIVE CLAIMS, AND PRIORITY TAX CLAIMS		15

A.	Administrative Claims.	15
B.	Priority Tax Claims.	16
C.	Statutory Fees.	16
D.	DIP Claims	16

Article III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		17

A.	Classification of Claims and Interests.	17
B.	Summary of Classification.	17
C.	Treatment of Claims and Interests.	17
D.	Special Provision Governing Claims that are Not Impaired.	20
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	20
F.	Subordinated Claims.	20
G.	Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes.	21
H.	Controversy Concerning Impairment.	21
I.	Acceptance or Rejection of the Plan.	21

Article IV MEANS FOR IMPLEMENTATION OF THE PLAN		21

A.	Vesting of Assets.	21
B.	Sources of Consideration for Plan Distributions	21
C.	Post-Effective Date Debtors	22
D.	Plan Administrator	22
E.	Tax Returns	24
F.	Dissolution of the Post-Effective Date Debtors	24
G.	Liquidating Trust.	24
H.	Cancellation of Existing Securities.	27
I.	Indemnification Obligations.	28
J.	Effectuating Documents; Further Transactions.	28
K.	Exemption from Certain Taxes and Fees.	28
L.	Treatment of Causes of Action.	28

i

Article V		29

A.	Disbursing Agents	29
B.	Unclaimed Funds	29
C.	Cash Payments.	30
D.	Distribution for Allowed Claims.	30
E.	Interest and Charges.	30
F.	Compliance with Tax Requirements.	30
G.	Fractional Dollars: De Minimis Distributions.	31
H.	Delivery of Distributions to Holders of Allowed Claims.	31
I.	No Penalty Claims.	31
J.	Setoffs and Recoupment.	31
K.	Distributions by Liquidating Trust.	32
L.	Claims Paid or Payable by Third Parties.	32
M.	Delivery of Distributions to Holders of Prepetition Convertible Notes Claims and Prepetition Exchangeable Note Claims	34

Article VI		34

THE Global Settlement		34

Article VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		35

A.	Rejection of Executory Contracts and Unexpired Leases.	35
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	36

Article VIII RELEASE, INJUNCTION AND RELATED PROVISIONS		36

A.	Release of Liens.	36
B.	Liabilities to, and Rights of, Governmental Units.	37
C.	Exculpation.	37
D.	Release.	37
E.	Injunction.	38
F.	Term of Injunctions or Stays.	39

Article IX CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		39

A.	Conditions Precedent to Confirmation.	39
B.	Conditions Precedent to the Effective Date.	39
C.	Waiver of Conditions.	40
D.	Effect of Failure of Conditions.	40

Article X MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		40

A.	Modification and Amendments.	40
B.	Effect of Confirmation on Modifications.	41

ii

C.	Revocation or Withdrawal of Plan.	41

Article XI RETENTION OF JURISDICTION		41

Article XII MISCELLANEOUS PROVISIONS		41

A.	Immediate Binding Effect.	41
B.	Additional Documents.	42
C.	Statutory Committee and Cessation of Fee and Expense Payment.	42
D.	Reservation of Rights.	42
E.	Successors and Assigns.	42
F.	Notices.	42
G.	Entire Agreement.	43
H.	Exhibits.	43
I.	Severability of Plan Provisions.	43
J.	Closing of Chapter 11 Cases.	44
K.	No Admission Against Interest.	44
L.	No Waiver.	44
M.	Headings.	44
N.	Governing Law.	44
O.	Conflicts.	44
P.	No Discharge	45

iii

INTRODUCTION

Pernix Sleep, Inc. and its affiliates, as debtors and debtors-in-possession (each a “Debtor” and collectively, the “Debtors”), propose this joint plan of liquidation pursuant to chapter 11 of the Bankruptcy Code (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.

The Plan is supported by the Debtors, the Creditors’ Committee and the Debtors’ primary stakeholder, the Highbridge Parties. The Plan, if consummated, will implement the UCC Settlement, which was the result of extensive, arm’s length and good faith negotiations among the Debtors, the Highbridge Parties and the Creditors’ Committee.

The Debtors have requested consolidation for procedural purposes only for the Chapter 11 Cases. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, and historical financial information, as well as a summary and description of this Plan. Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Article I
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

A.       Defined Terms.

As used in this Plan, capitalized terms have the meanings ascribed to them below.

1.       “Administrative Claim” means any Claim against the Debtors or their Estates for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises) incurred after the Petition Date and through the Effective Date and (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

2.       “Administrative Claims Bar Dates” means either (a) June 6, 2019 at 4:00 p.m. (E.T) for all Administrative Claims arising, accruing or otherwise due and payable any time during the period from the Petition Date through and including April 30, 2019, or (b) twenty-one (21) days from service of the notice of Effective Date for all Administrative Claims arising, accruing or otherwise due and payable any time during the period from May 1, 2019 through the Effective Date.

3.       “Affiliate” means, with respect to any specified Entity, any other Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Entity. For purposes of this definition, “control” (and any similar term) means the power of one or more Entities to direct, or cause the direction of, the affairs of another Entity by reason of ownership of voting stock or by contract or otherwise.

4.       “Allowed” means with respect to any Claim against the Debtors or their Estates (including any Administrative Claim) or portion thereof: (a) a Claim that is listed on the Debtors’ Schedules, as such Schedule may be amended from time to time in accordance with Bankruptcy

Rule 1009 prior to the closing of the Chapter 11 Cases, as neither disputed, contingent nor unliquidated and for which no contrary Proof of Claim has been Filed and as to which no objection to allowance thereof, or action to reclassify, subordinate or otherwise limit recovery with respect thereto, shall have been Filed within such period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or Final Order of the Bankruptcy Court; (b) a Claim that is allowed or estimated for distribution purposes pursuant to the terms of the Plan or by a Final Order of the Bankruptcy Court; or (c) a Claim as to which a Proof of Claim has been Filed and as to which no objection has been Filed or action to reclassify, subordinate or otherwise limit recovery with respect thereto has been Filed within such time period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order. Except for any Claim that is expressly Allowed herein, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed and for which no Proof of Claim has been Filed as required in the Bar Date Order is not considered Allowed and such person or entity shall not be treated as a creditor with respect to such Claim for the purposes of voting and distributions under the Plan.

5.       “Assets” means any and all of the right, title and interest of the Debtors in and to property of whatever type or nature, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, Claims, Causes of Action and any other general intangibles of the Debtors, as the case may be, including, without limitation, the Debtors’ Estates.

6.       “Asset Purchase Agreement” means that certain Amended and Restated Asset Purchase Agreement, dated as of April 15, 2019, between the Debtors and Currax Holdings LLC (formerly known as Phoenix Top Holdings LLC), as may be otherwise amended, modified or supplemented from time to time, a copy of which was approved pursuant to the Sale Order and Amendment 1 to Amended and Restated Asset Purchase Agreement, approved by the Order Approving Amendment No. 1 to Amended and Restated Asset Purchase Agreement [D.I. 389].

7.       “Avoidance Actions” means any and all Causes of Action to avoid or recover a transfer of property, or avoid an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including Bankruptcy Code sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) and any other applicable non-bankruptcy law, whether or not litigation has been commenced with respect to such Causes of Action as of the Effective Date.

8.       “Bankruptcy Code” means title 11 of the United States Code.

9.       “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C.§ 157, the United States District Court for the District of Delaware.

10.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local and chambers rules of the Bankruptcy Court.

11.       “Bid Procedures Order” means the Order Approving (I) Sale Procedures for sale of Debtors’ Assets, (II) Approving Stalking Horse Bid Protections; (III) Scheduling Auction for, and Hearing to Approve, Sale of Debtors’ Assets, (IV) Approving Form and Manner of Notice of

Sale, Auction and Sale Hearing, (V) Approving Assumption and Assignment Procedures and (VI) Granting Related Relief [D.I. 191].

12.       “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)).

13.       “Buyer” means Currax Holdings, LLC (formerly known as Phoenix Top Holdings LLC).

14.       “Cash” means cash and cash equivalents, including, but not limited to, bank deposits, wire funds, checks and legal tender of the United States of America or equivalents thereof, but shall exclude the Committee Settlement Cash Recovery.

15.       “Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim for breaches of duties imposed by law or in equity; (b) any Avoidance Action; (c) any Claim or defense including fraud, mistake, duress and usury and any other defenses set forth in Bankruptcy Code section 558; and (d) any state law fraudulent transfer claim.

16.       “Chapter 11 Cases” means the cases pending for the Debtors under chapter 11 of the Bankruptcy Code jointly administered under case number 19-10323 (CSS).

17.       “Claim” means any claim, as such term is defined in Bankruptcy Code section 101(5).

18.       “Claims Bar Date” means the date or dates established by the Bankruptcy Court in the Claims Bar Date Order by which Proofs of Claim must be Filed.

19.       “Claims Bar Date Order” means the Order Granting Motion of the Debtors for Entry of an Order (A) Establishing Bar Dates for Filing Proofs of Claim, (B) Approving the Form and Manner for Filing Proofs of Claim, and (C) Approving Notice Thereof [D.I. 254].

20.       “Claims Objection Deadline” means the later of (a) ninety (90) days after the Effective Date, or (b) such other period of limitation as may be fixed by an order of the Bankruptcy Court; provided, however, that any motion to extend the Claims Objection Deadline shall be served on all parties who have appeared in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002.

21.       “Class” means pursuant to Bankruptcy Code section 1122(a), a class of Claims against or Interests in the Debtors as set forth in Article III.

22.       “Class 7 Cash Recovery” has the meaning set forth in Article IIIC.7 of the Plan.

23.       “Class 7 Stipulation” means that certain Settlement Term Sheet, attached as exhibit A to the Joint Motion of Proposed Class Representatives and Defendant, Pursuant to Section 105 of the Bankruptcy Code and Bankruptcy Rules 9019 and 7023 to: (I) Approve the Settlement Agreement Pursuant to Bankruptcy Rule 9019, (II) Preliminarily Approve the

Settlement Agreement Pursuant to Bankruptcy Rule 7023, (III) Certify the Settlement Class for Settlement Purposes, Including the Appointment of Class Counsel and the Class Representatives, (IV) Approve Form and Manner of Notice to Class Members of the Settlement, (V) Schedule a Fairness Hearing to Consider Final Approval of the Settlement Agreement, (VI) Finally Approve the Settlement Agreement Following the Fairness Hearing, and (VII) Granting Related Relief [D.I. 408].

24.       “Class A Liquidating Trust Interests” means the interests in the Liquidating Trust to be distributed on a pro rata basis to holders of Allowed Claims in Class 6, as set forth herein, which shall entitle such holder to its pro rata share of (i) an amount equal to 100% of the Trust Cash Amount in excess of the Class 7 Cash Recovery and any other Priority Non-Tax Claims satisfied from the Trust Cash Amount (if any), (ii) an amount equal to 100% of the proceeds of Trust Causes of Action or other Liquidating Trust Assets distributed prior to the occurrence of the Highbridge Participation Right Trigger and (iii) an amount equal to (x) 100% of the proceeds of Trust Causes of Action or other Liquidating Trust Assets distributed after the occurrence of the Highbridge Participation Right Trigger, less (y) the Class B Participation Amount.

25.       “Class B Liquidating Trust Interests” means the interests in the Liquidating Trust to be distributed on a pro rata basis to holders of Allowed Claims in Classes 5 and 8 as set forth herein, which shall entitle such holder to its pro rata share of an amount (the “Class B Participation Amount”) equal to 61% of the proceeds of Trust Causes of Action or other Liquidating Trust Assets (excluding the Trust Cash Amount) distributed on account of the Prepetition Convertible Notes after the occurrence of the Highbridge Participation Right Trigger.

26.       “Class B Participation Amount” has the meaning set forth in the definition of Class B Liquidating Trust Interests.

27.       “Closing” means the closing of the Sale pursuant to the Asset Purchase Agreement.

28.       “Collateral” means any property or interest in property in the Debtors’ Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state laws.

29.       “Committee 9019 Order” means the Order Approving Settlement Between the Debtors and Official Committee of Unsecured Creditors [D.I. 253].

30.       “Committee Consent Right” means in form and substance reasonably acceptable to the Creditors’ Committee; provided that with respect to matters directly related to the implementation of the UCC Settlement, “Committee Consent Right” shall mean in form and substance acceptable to the Creditors’ Committee.

31.        “Committee Professional Fee Cap” means $900,000.00.

32.       “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

33.       “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

34.       “Confirmation Hearing” means the hearing held by the Bankruptcy Court, as such hearing may be continued from time to time, to consider entry of the Confirmation Order pursuant to Bankruptcy Code section 1129.

35.       “Confirmation Order” means the order of the Bankruptcy Court, in form and substance acceptable to the Debtors, reasonably acceptable to the Highbridge Parties, and subject to the Committee Consent Right, confirming the Plan pursuant to Bankruptcy Code section 1129.

36.       “Consensual Third Party Releases” means the releases set forth in Article VIII.E of the Plan.

37.       “Consummation” means the occurrence of the Effective Date.

38.       “Creditors” has the same meaning as set forth in Bankruptcy Code section 101(10).

39.       “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee [D.I. 96].

40.       “Cypress” means Cypress Pharmaceuticals, Inc.

41.       “Debtors” means Pernix Therapeutics Holdings, Inc., Pernix Therapeutics, LLC, Pernix Manufacturing, LLC, Pernix Sleep, Inc., Cypress Pharmaceuticals, Inc., Hawthorn Pharmaceuticals, Inc., Macoven Pharmaceuticals, L.L.C., Gaine, Inc., Respicopea, Inc., Pernix Ireland Limited, Pernix Ireland Pain Designated Activity Company, Pernix Holdco 1, LLC, Pernix Holdco 2, LLC, Pernix Holdco 3, LLC, each as a debtor and debtor-in-possession in the Chapter 11 Cases.

42.       “DIP Claims” means any Claims arising under the DIP Financing Facility, including interest thereon through the date on which such Claims are paid in full at the rates provided in the DIP Financing Facility, as well as any and all fees and expenses arising in connection therewith, including, without limitation, the Prepetition ABL Secured Claims that were “rolled up” and converted to DIP Claims pursuant to the Final DIP Order and the Claims of the DIP Lenders arising under the Asset Purchase Agreement.

43.       “DIP Financing Facility” means that senior secured, superpriority, debtor-in-possession facility approved by the Final DIP Order and as may be amended, modified or supplemented from time to time.

44.       “DIP Lenders” has the meaning set forth in the Final DIP Order.

45.       “Disclosure Statement” means the Disclosure Statement for the Joint Plan of Liquidation of Pernix Sleep, Inc. and its Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated May 6, 2019, as amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, and that is reasonably acceptable to the Creditors’ Committee, and prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law.

46.        “Disputed” means, any Claim against or Interest in the Debtors that is (a) listed in the Schedules as disputed, contingent or unliquidated and for which a Proof of Claim has not been Filed; (b) subject to an objection and/or request for estimation in accordance with Bankruptcy Code section 502(c) and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order; (c) held by a party that is adverse to the Debtors in any litigation or contested matter and as to which no Final Order resolving such litigation or contested matter has been entered; or (d) disallowed pursuant to Bankruptcy Code section 502(d). A Claim or Interest that is Disputed as to its amount shall not be Allowed in any amount until it is no longer a Disputed Claim or Disputed Interest.

47.       “Disputed Employee Litigation Claims” means any Claim arising from or related to the Class Action Adversary Proceeding Complaint [Adv. Proc. 19-501012, D.I. 1], or the subject matter thereof. Notwithstanding anything to the contrary in the Plan, any Allowed Disputed Employee Litigation Claim that is determined by a Final Order to be a Priority Non-Tax Claim shall be paid out of the Liquidating Trust Assets.

48.       “Distribution Date” means, with respect to (a) any Claim that is Allowed as of the Effective Date, the date that is as soon as reasonably practicable after the Effective Date; or (b) any Claim that is Allowed after the Effective Date, a date as soon as reasonably practicable thereafter.

49.       “DTC” means The Depository Trust Company.

50.       “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors, on which (a) the conditions to the occurrence of the Effective Date have been met or waived in accordance with the Plan and (b) no stay of the Confirmation Order is in effect. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

51.       “Entity” means an entity as such term is defined in Bankruptcy Code section 101(15).

52.       “Estate” means the estate created for the Debtors in the Chapter 11 Cases pursuant to Bankruptcy Code section 541.

53.       “Excluded Assets” has the meaning ascribed to it in the Asset Purchase Agreement.

54.       “Exculpated Claim” means any Cause of Action, arising during the period commencing on the Petition Date through the closing of the Chapter 11 Cases, related to any act or omission derived from, based upon, related to or arising from (a) the Chapter 11 Cases; (b) the formulation, preparation, dissemination, or negotiation of any document in connection with the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Supplement, the UCC Settlement and/or the Global Settlement; (c) any contract, instrument, release, and/or other agreement or document created or entered into in connection with the subsection (a) or (b); (d) the pursuit of Consummation; and/or (e) the filing, administration, and/or implementation of the Chapter 11 Cases, the Plan or the distribution of property in connection therewith or thereunder.

55.       “Exculpated Party” means each of: (a) the Debtors; (b) the members of the Creditors’ Committee (including any member who resigned therefrom) solely in their capacities as such; and (c) with respect to each of the foregoing Entities in clauses (a) and (b), such Entity’s current officers and directors, managers, members, employees, agents, representatives, financial advisors, professionals (including all professionals retained by the Creditors’ Committee), accountants, attorneys and each of their predecessors, successors and assigns, but only to the extent that such party served in such a capacity during the Chapter 11 Cases.

56.       “Executory Contract” means a contract to which a Debtor is a party and that is subject to assumption or rejection under Bankruptcy Code section 365.

57.       “FC” means Fitzpatrick, Cella, Harper & Scinto, L.L.P.

58.       “Federal Judgment Rate” means the federal judgment rate of interest in effect as of the Petition Date.

59.       “File” or “Filed” means file or filed with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

60.       “Final DIP Order” means the Final Order Pursuant to 11 U.S.C. §§105, 361, 362, 363, 364, and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Liens and Superpriority Claims, (IV) Granting Adequate Protection, and (V) Granting Related Relief [D.I. 318]

61.       “Final Distribution” means, with respect to the Liquidating Trust, the distribution under this Plan which, (a) after giving effect to such distribution, results in remaining assets held by such Liquidating Trust, including cash, of a value of less than $1,000 or (b) the Bankruptcy Court determines that such distribution is the Final Distribution.

62.       “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

63.       “General Unsecured Claim” means any Claim against a Debtor that (i) is neither Secured nor entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court and (ii) is not a DIP Claim, Prepetition Treximet Highbridge Deficiency Claim, Prepetition DDTL Secured Claim, Prepetition Exchangeable Note Claim, Disputed Employee Litigation Claim, Administrative Claim, a Professional Fee Claim, Priority Tax Claim, a Priority Non-Tax Claim, Other Secured Claim, Intercompany Claim, Subordinated Claim or an Interest. For the avoidance of doubt, General Unsecured Claims include, but are not limited to, any Claim under the Prepetition Convertible Notes and any Prepetition Treximet Deficiency Claim.

64.       “Global Settlement” has the meaning set forth in Section VIII.B of the Plan.

65.       “Governmental Claim” means any Claim against any Debtor Filed by a Governmental Unit.

66.       “Governmental Unit” means a governmental unit as defined in Bankruptcy Code section 101(27).

67.       “Highbridge Funds” means 1992 MSF International Ltd. and 1992 Credit Master Fund, L.P.

68.       “Highbridge Parties” means Highbridge Capital Management, LLC, the Buyer, the Highbridge Funds, (including in their capacities, as applicable, as the stalking horse bidder under the Asset Purchase Agreement, the Prepetition ABL Lenders, the Prepetition DDTL Lenders, the DIP Lenders, holders of Prepetition Treximet Notes, holders of Prepetition Exchangeable Notes, and/or holders of any other Security, Claim or Interest in the Debtors), and any of their related management companies, and any of such Entity’s predecessors, successors and assigns, subsidiaries, and Affiliates, and each of their managed accounts or funds, former or current directors and officers, principals, shareholders, members, partners, employees, investors, relatives, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, each in its respective capacity as such.

69.       “Highbridge Participation Right Trigger” shall be deemed to occur when the aggregate recovery on account of Allowed Prepetition Convertible Notes Claims exceeds $4 million from any source.

70.        “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of Bankruptcy Code section 1124.

71.       “Insurance Policies” means any and all insurance policies that have at any time been issued to or provided coverage to any of the Debtors as of the Petition Date, and all agreements, documents or instruments relating thereto, including, without limitation any directors and officers liability policies that are not Transferred Assets.

72.       “Insurer” means any Entity that issued an Insurance Policy or provided coverage to any of the Debtors, any third-party administrator, and any respective predecessor and/or affiliates thereof.

73.       “Interests” means any equity security in a Debtor as defined in Bankruptcy Code section 101(16), including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

74.       “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals and Official Committee Members [D. I. 147].

75.       “Intercompany Claim” means any Claim against a Debtor held by another Debtor, including the Treximet Intercompany Note.

76.       “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ l-4001.

77.       “Lien” means a lien as defined in Bankruptcy Code section 101(37).

78.       “Liquidating Trust” means the trust, of which the Liquidating Trustee shall serve as trustee, formed pursuant to this Plan, the Liquidating Trust Agreement, and the Confirmation Order.

79.       “Liquidating Trust Agreement” means the agreement included in the Plan Supplement, as may be amended, established as of the Effective Date, in form and substance satisfactory to the Creditors’ Committee, setting forth the terms and conditions of the Liquidating Trust, as may be modified from time to time.

80.       “Liquidating Trust Assets” means the Trust Cash Amount and the Trust Causes of Action, the Trust Fees Amount, and any other Cash, assets or other value that becomes property of the Liquidating Trust for purposes of distribution to holders of Liquidating Trust Interests therein.

81.       “Liquidating Trust Interests” means (a) the Class A Liquidating Trust Interests and (b) the Class B Liquidating Trust Interests.

82.       “Liquidating Trustee” means the trustee appointed by the Creditors’ Committee, in consultation with the Debtors and Highbridge, to serve as the liquidating trustee under the Liquidating Trust Agreement.

83.       “Macoven” means Macoven Pharmaceuticals, LLC.

84.       “Nalpropion” means Nalpropion Pharmaceuticals, Inc.

85.       “New Jersey Office Lease” shall mean that certain Agreement of Lease, dated as of April 8, 2014, by and among 10 North Park Place, LLC and Pernix, as amended by that certain Amendment to Lease, dated as of January 21, 2015, and as otherwise amended, supplemented, or modified from time to time.

86.       “Notice, Claims and Balloting Agent” means Prime Clerk LLC.

87.       “Notice of Effective Date” means a notice to be Filed with the Bankruptcy Court by the Debtors upon the occurrence of all the conditions to Confirmation and Consummation set forth in Article VIII of the Plan.

88.       “Ordinary Course Professional Order” means the Order Authorizing the Employment and Retention of Professionals Utilized in the Ordinary Course of Business [D.I. 184].

89.       “Other Secured Claims” means any Secured Claim that is not a DIP Claim, Prepetition DDTL Secured Claim, or Prepetition Secured Treximet Claim.

90.       “Pernix” means Pernix Therapeutics Holdings, Inc.

91.       “Pernix Sleep” means Pernix Sleep, Inc.

92.       “Pernix Therapeutics” means Pernix Therapeutics, LLC.

93.       “Person” means a person as such term is defined in Bankruptcy Code section 101(41).

94.       “Petition Date” means February 18, 2019, the date on which the Debtors commenced the Chapter 11 Cases.

95.       “PIL” means Pernix Ireland Limited.

96.       “PIP DAC” means Pernix Ireland Pain Designated Activity Company.

97.       “Plan” means this Joint Plan of Liquidation of Pernix Sleep, Inc. and its Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as modified, amended or supplemented from time to time).

98.       “Plan Administrator” means the person identified in the Plan Supplement, or any successor thereto, to have all powers and authorities set forth in Article IVD of this Plan.

99.       “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, whereby the Debtors will disclose the identity and affiliations of the Liquidating Trustee and the Plan Administrator and file the Liquidating Trust Agreement, each in form and substance acceptable to the Debtors and with respect to the Liquidating Trust Agreement, in form and substance acceptable to the Creditors’ Committee.

100.       “Post-Effective Date Debtors” means the Debtors on or after the Effective Date.

101.       “Prepetition ABL Agent” means Cantor Fitzgerald Securities, as Administrative Agent under the Prepetition ABL Credit Agreement.

102.       “Prepetition ABL Credit Agreement” means that certain Credit Agreement, dated as of July 21, 2017 (as amended and restated from time to time) by and between and among the ABL Borrowers, and PIL, PIP DAC, Pernix Holdco I, LLC, Pernix Holdco 2, LLC and Pernix Holdco 3, LLC, as guarantors, the Prepetition ABL Lenders, and the Prepetition ABL Agent.

103.       “Prepetition ABL Lenders” means the Highbridge Funds, as lenders under the Prepetition ABL Credit Agreement.

104.       “Prepetition ABL Secured Claims” means all Claims arising out of or related to the Prepetition ABL Credit Agreement.

105.       “Prepetition Convertible Notes” means the 4.25% Convertible Senior Notes due 2021, issued by Pernix pursuant to the Prepetition Convertible Notes Indenture.

106.       “Prepetition Convertible Notes Claims” means any and all claims arising out of or related to the Prepetition Convertible Notes.

107.       “Prepetition Convertible Notes Indenture” means under that certain Indenture, dated as of April 22, 2015, by and between Pernix and Wilmington Trust, National Association, as Prepetition Convertible Notes Trustee, as may be amended, restated or otherwise supplemented from time to time.

108.       “Prepetition DDTL Agent” means Cantor Fitzgerald Securities, as Administrative Agent, under the Prepetition DDTL Credit Agreement.

109.       “Prepetition DDTL Credit Agreement” means that certain credit agreement, dated as of July 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time), by and among PIP DAC. Prepetition DDTL Lenders, and Prepetition DDTL Agent.

110.       “Prepetition DDTL Lenders” means the Highbridge Funds, as lenders under the Prepetition DDTL Credit Agreement.

111.       “Prepetition DDTL Secured Claim” means all Claims arising out of or related to the Prepetition DDTL Credit Agreement.

112.       “Prepetition Exchangeable Notes” means the 4.25%/5/25% Exchangeable Senior Notes due 2022, issued by PIP DAC pursuant to that certain Indenture, dated as of July 21, 2017 (as amended, restated, supplement or otherwise modified from time time), among PIP DAC, the guarantors party thereto and Wilmington Trust, National Association, as Trustee.

113.       “Prepetition Exchangeable Notes Claims” means all Claims arising out of or related to the Prepetition Exchangeable Notes.

114.       “Prepetition Exchangeable Notes Indenture” means that certain Indenture, dated as of July 21, 2017, by and among PIP DAC, the guarantors party thereto, and the Prepetition

Exchangeable Notes Trustee, as may be amended, restated or otherwise supplemented from time to time.

115.       “Prepetition Exchangeable Notes Trustee” means Wilmington Trust, National Association, as indenture trustee under the Prepetition Exchangeable Notes Indenture.

116.       “Prepetition Treximet Claims” means the Prepetition Treximet Deficiency Claims, the Prepetition Treximet Highbridge Deficiency Claims, and the Prepetition Secured Treximet Claims.

117.       “Prepetition Treximet Notes” means the 12% senior secured notes issued under that certain Indenture, dated as of August 19, 2014, among Pernix, as Issuer, the guarantor parties thereto, and U.S. Bank National Association, as Trustee and Collateral Trustee.

118.       “Prepetition Secured Treximet Claim” means any Claim under the Prepetition Treximet Notes that is Secured.

119.       “Prepetition Treximet Deficiency Claim” means any Claim under the Prepetition Treximet Notes that is not an Allowed Prepetition Secured Treximet Claim or an allowed Prepetition Treximet Highbridge Deficiency Claim.

120.       “Prepetition Treximet Highbridge Deficiency Claim” means any Claim under the Prepetition Treximet Notes owned by any Highbridge Party as of the Claims Bar Date that is not an Allowed Prepetition Secured Treximet Claim.

121.       “Preserved Avoidance Action” means any Avoidance Action other than any Avoidance Action that (x) is subject to the release and exculpation provisions of this Plan, (y) relates in any way to the Transferred Assets or businesses acquired under the Asset Purchase Agreement, or (z) is against any Highbridge Party. For the avoidance of doubt, any Avoidance Action sold to the Buyer pursuant to the Asset Purchase Agreement shall not be a Preserved Avoidance Action.

122.       “Priority Non-Tax Claims” means any Claim against the Debtors, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under Bankruptcy Code section 507(a), including, without limitation, Claims for Consumer Liabilities.

123.       “Priority Tax Claim” means any Claim against the Debtors of the kind specified in Bankruptcy Code section 507(a)(8).

124.       “Professional” means any Person: (a) employed pursuant to a Bankruptcy Court order in accordance with Bankruptcy Code sections 327, 363 or 1103 and to be compensated for services rendered before or on the Effective Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, 331 or 363 or (b) awarded compensation and reimbursement by Final Order of the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4) after motion on notice under that section of the Bankruptcy Code.

125.       “Professional Fee Claim” means a Claim for any accrued but unpaid fees and expenses owed to a Professional pursuant to such Professional’s engagement letter or otherwise under Bankruptcy Code sections 328, 330, 331, 503(b), 1103 or 503; provided that any such Professional Fee Claim shall be reduced by the amount of any retainer held by such Professional.

126.       “Professional Fee Claim Reserve” means the reserve established and maintained pursuant to the terms of this Plan and the Confirmation Order to be distributed to holders of Allowed Professional Fee Claims.

127.       “Proof of Claim” means a written proof of Claim Filed against the Debtors in the Chapter 11 Cases.

128.       “Proof of Interest” means a written proof Interest Filed against the Debtors in the Chapter 11 Cases.

129.       “Rejection Claim” means a Claim against the Debtors arising from the rejection of an Executory Contract or Unexpired Lease pursuant to Bankruptcy Code section 365.

130.       “Released Party” means each of: (a) the Debtors; (b) the Highbridge Parties, (c) the DIP Agent, (d) the DIP Lenders, (e) the Creditors Committee, (f) Nalproprion, and (e) with respect to each of the foregoing Entities in clauses (a) through (f), such Entity’s predecessors, successors and assigns, current and former Affiliates, subsidiaries, beneficial owners, current or former officers, directors, managers, principals, shareholders, direct and indirect equity holders, general partners, limited partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, in each case in clauses (a) through (f) in their capacity as such.

131.       “Remaining Estate Assets” means all of the Debtors’ Assets on the Effective Date, other than the Transferred Assets and the Liquidating Trust Assets.

132.       “Residual Value” means with respect to each Debtor, the value of the Remaining Estate Assets after payment satisfaction of all Allowed DIP Claims, Allowed Administrative Claims, Allowed Professional Fee Claims, Allowed Priority Tax Claims and Allowed Claims in Classes 1 through 4.

133.       “Sale” means the sale of the Debtors’ assets as provided in the Sale Order.

134.       “Sale Order” means that Order (I) Approving Sale of Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, (II) Authorizing Assumption and Assignment of Executory Contracts and Unexpired Leases, and (III) Granting Related Relief [D.I. 321].

135.       “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to Bankruptcy Code section 521, as such schedules may be amended, modified or supplemented from time to time.

136.       “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estates have an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the creditor’s interest in the Estates’ interests in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or (b) Allowed as such pursuant to the Plan.

137.       “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

138.       “Subordinated Claim” means any Claim that is subject to subordination, including any Claims arising from rescission of a purchase or sale of a Security of any Debtor or an Affiliate of any Debtor, which Security is not an Interest, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

139.       “Transferred Assets” has the meaning ascribed to that term in the Asset Purchase Agreement.

140.       “Treximet Consideration” means the payment of $5,000,000.00 in Cash to Holders of Prepetition Treximet Notes pursuant to the Sale Order.

141.       “Treximet Intercompany Note” means that certain intercompany note in the amount of $225 million, between the corporate predecessor of PIL and Pernix.

142.       “Trust Cash Amount” means (a) Cash in the amount of $4.1 million funded by the Highbridge Funds under the UCC Settlement and placed in the segregated NH Unsecured Escrow Account (as defined in the Final DIP Order), on or about April 30, 2019 and pursuant to the Amendment No. 1 to Amended and Restated Asset Purchase Agreement and (b) any proceeds of the Liquidating Trust Assets. For the avoidance of doubt, the Trust Cash Amount does not include any Cash, on the Effective Date, other than the $4.1 million funded by the Highbridge Funds.

143.       “Trust Causes of Action” means any Preserved Avoidance Action.

144.       “Trust Fees Amount” means Cash in the amount of $900,000.00 less the aggregate amount of the Professional Fee Claims of the Creditors’ Committee incurred during the Chapter 11 Cases.

145.        “UCC Settlement” means that certain settlement agreement among the Debtors, the Creditors’ Committee and the Highbridge Funds, set forth in the Term Sheet for Settlement with Official Creditors’ Committee, dated March 21, 2019, and approved by the Committee 9019 Order.

146.       “Unclaimed Property” means any distribution to Creditors under this Plan that are unclaimed thirty (30) days following the date of such distribution under this Plan.

147.       “Unclaimed Property Reserve” means any Unclaimed Property reserved for a period of thirty (30) days by the Liquidating Trustee or Plan Administrator, as applicable, on behalf of holders of Unclaimed Property.

148.       “Unexpired Lease” means a lease to which the Debtor is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

149.       “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of Bankruptcy Code section 1124.

150.       “Unsecured Indenture Trustees” means the Prepetition Convertible Notes Trustee and the Prepetition Exchangeable Notes Trustee, collectively.

151.       “U.S. Trustee” means the United States Trustee for Region 3.

152.       “Venable” means Venable LLP.

153.       “Voting Deadline” means 11:59 p.m. (prevailing Eastern Time) on June 13, 2019.

B.       Rules of Interpretation and Computation of Time.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule or exhibit, as it may thereafter be amended, modified or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable law, including the Bankruptcy Code and the Bankruptcy Rules; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in Bankruptcy Code section 102 shall apply; (10) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; and (11) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

C.       Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

D.       Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Article II
ADMINISTRATIVE CLAIMS,
AND PRIORITY TAX CLAIMS

In accordance with Bankruptcy Code section 1123(a)(l), Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims.

1.       Administrative Claims

Except to the extent that a holder of an Allowed Administrative Claim and the Debtors agree to less favorable treatment with respect to such Allowed Administrative Claim, each holder of an Allowed Administrative Claim shall be paid in full in Cash on the earlier of the date that is (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date or (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed, if such Administrative Claim is not Allowed as of the Effective Date.

2.       Professional Fee Claims

Any Person asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Debtors, Highbridge, the Committee and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or any other applicable order of the Bankruptcy Court, an application for final allowance of such Professional Fee Claim no later than twenty-one (21) days after the Effective Date (with an objection period of at least twenty one days for objections, if any, to such applications); provided, however that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professional Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professional Order. Objections to any Professional Fee Claim must be Filed and served on the requesting party no later than twenty-one (21) days from the service of an application for final allowance of a Professional Fee Claim. On the Effective Date, the Professional Fee Claim Reserve shall be transferred by the Debtors to Landis Rath & Cobb LLP’s IOLTA account to be held for the distribution of Allowed Professional Fee Claims. Upon entry of a Final Order approving any such application for such Professional Fee Claim, Landis Rath & Cobb LLP shall promptly distribute from the Professional Fee Claim Reserve any unpaid portion of such Allowed Professional Fee Claim. To the extent that any Cash is remaining in the Professional Fee Claim Reserve after payment in full of all Allowed Professional Fee Claims, Landis Rath & Cobb LLP shall promptly transfer any such Cash to the Plan Administrator.

Notwithstanding anything contained in the Plan or the Confirmation Order, the aggregate amount of the Allowed Professional Fee Claims of the Creditors’ Committee and the fees and expenses of the Liquidating Trustee shall be limited to the Committee Professional Fee Cap.

3.       Administrative Claim Bar Dates

Requests for payment of Administrative Claims must be Filed on or before the applicable Administrative Claims Bar Dates. Except as otherwise ordered by the Court, holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such applicable dates shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or its property and such Administrative Claims shall be deemed released against the Debtors as of the Effective Date. For the avoidance of doubt, Governmental Units asserting Administrative Claims pursuant to section 503(b)(1)(D) of the Bankruptcy Code shall not be required to File a request for payment prior to the Administrative Claims Bar Date.

B.       Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement and release of each Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, one of the following treatments: (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable non-bankruptcy law and to the extent provided for by Bankruptcy Code section 511; or (ii) such other treatment as may be agreed upon by such holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court. Allowed Priority Tax Claims shall be paid on or as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Priority Tax Claim against the Debtors becomes an Allowed Priority Tax Claim, or (iii) such other date as may be ordered by the Bankruptcy Court.

C.       Statutory Fees.

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date. On and after the Effective Date, the Plan Administrator shall be responsible for (i) filing post-Confirmation quarterly reports and any pre-Confirmation monthly reports not filed as of the Confirmation Hearing in conformity with the U.S. Trustee guidelines and (ii) paying in full in cash all Quarterly Fees for the Chapter 11 Case until the entry of a final decree or until such Chapter 11 Case is closed, converted or dismissed. Notwithstanding anything else in the Plan, the U.S. Trustee shall not be required to file a claim for Quarterly Fees.

D.       DIP Claims

Pursuant to the Global Settlement and conditioned upon closing of the Sale and approval of the Global Settlement by Final Order, the Highbridge Parties have agreed to waive any and all distributions (other than, for the avoidance of doubt, any distribution made pursuant to the Sale Order) in connection with any Allowed DIP Claim other than as set forth in the Asset Purchase Agreement.

Article III
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.       Classification of Claims and Interests.

Pursuant to Bankruptcy Code section 1122, set forth below is a designation of Classes of Claims against and Interests in the Debtors. All Claims and Interests, except for Administrative Claims, Professional Fee Claims, Priority Tax Claims and DIP Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date.

B.       Summary of Classification.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:

Class	Claim/Interest	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	RESERVED	RESERVED	RESERVED
4	RESERVED	RESERVED	RESERVED
5	Prepetition Exchangeable Note Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Impaired	Entitled to Vote
7	Disputed Employee Litigation Claims	Impaired	Entitled to Vote
8	Prepetition Treximet Highbridge Deficiency Claim	Impaired	Entitled to Vote
9	Intercompany Claims	Impaired	Deemed to Reject
10	Subordinated Claims	Impaired	Deemed to Reject
11	Interests	Impaired	Deemed to Reject

C.       Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided for the holders of such Allowed Claims or Allowed Interests within each class is specified below:

1.       Class 1 – Priority Non-Tax Claims

i.       Classification: Class 1 consists of all Priority Non-Tax Claims.

ii.       Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, each holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash on the Distribution Date.

iii.       Voting: Class 1 is Unimpaired by the Plan, and each holder of a Class 1 Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Class 1 Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

2.       Class 2 – Other Secured Claims

i.       Classification: Class 2 consists of all Other Secured Claims.

ii.       Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, each holder of Allowed Other Secured Claim shall either (i) be paid in full in Cash on the Distribution Date; (ii) receive all Collateral in possession of the Debtors securing the respective holder’s Allowed Other Secured Claim plus to the extent applicable and Allowed, any post-petition interest required pursuant to section 506(b) of the Bankruptcy Code; (iii) reinstatement of such Claim; or (iii) any other treatment rendering such Claim Unimpaired for purposes of the Bankruptcy Code, including returning the collateral underlying such Claim to the Holder.

iii.       Voting: Class 2 is Unimpaired by the Plan, and each holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.       RESERVED

4.       RESERVED

5.       Class 5 – Prepetition Exchangeable Note Claims

i.       Classification: Class 5 consists of all Prepetition Exchangeable Note Claims.

ii.       Treatment: Pursuant to the UCC Settlement, and pursuant to and conditioned upon the approval of the Global Settlement by Final Order, each holder of such Allowed Prepetition Exchangeable Note Claim shall receive its pro rata share of Class B Liquidating Trust Interests.

iii.       Voting: Class 5 is Impaired by the Plan. Holders of Prepetition Exchangeable Note Claims are entitled to vote to accept or reject the Plan.

6.       Class 6 – General Unsecured Claims

i.       Classification: Class 6 consists of all General Unsecured Claims.

ii.       Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, each holder of such Allowed General Unsecured Claim shall receive, pursuant to the Global Settlement, its pro rata share of the Class A Liquidating Interests.

iii.       Voting: Class 6 is Impaired by the Plan. Holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

7.       Class 7 – Disputed Employee Litigation Claims

i.       Classification: Class 7 consists of Disputed Employee Litigation Claims.

ii.       Treatment: Except to the extent that a holder of an Allowed Disputed Employee Litigation Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, and release of each Allowed Disputed Employee Litigation Claim, each Allowed Disputed Employee Litigation Claim shall receive:

a.       If the Class 7 Stipulation is approved by the Court pursuant to a Final Order, the holders of Disputed Employee Litigation Claims shall receive their pro rata share of an Allowed Priority Non-Tax Claim in the aggregate amount of $300,000.00 (the “Class 7 Cash Recovery”). The Class 7 Cash Recovery shall be satisfied from the Trust Cash Amount and from no other assets.

b.       If the Class 7 Stipulation is not approved by the Court, the Court will determine the amount and priority of each Disputed Employee Litigation Claim.

iii.       Voting: Class 7 is Impaired by the Plan. Holders of Disputed Employee Litigation Claims are entitled to vote to accept or reject the Plan.

8.       Class 8—Prepetition Treximet Highbridge Deficiency Claim.

i.       Classification: Class 8 consists of all Prepetition Treximet Highbridge Deficiency Claims.

ii.       Treatment: Pursuant to the UCC Settlement, and pursuant to and conditioned upon the approval of the Global Settlement by Final Order, each Allowed Prepetition Treximet Highbridge Deficiency Claim shall receive its pro rata share of Class B Liquidating Trust Interests.

iii.       Voting: Class 8 is Impaired by the Plan. Holders of Prepetition Treximet Highbridge Deficiency Claims are entitled to vote to accept or reject the Plan.

9.       Class 9—Intercompany Claims.

i.       Classification: Class 9 consists of all Intercompany Claims.

ii.       Treatment: On the Effective Date, all Class 9 Intercompany Claims shall be cancelled without any distribution on account of such Claims.

iii.       Voting: Class 9 is Impaired by the Plan, and each holder of a Class 9 Intercompany Claim is conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, holders of Class 9 Intercompany Claims are not entitled to vote to accept or reject the Plan.

10.       Class 10—Subordinated Claims.

i.       Classification: Class 10 consists of all Subordinated Claims.

ii.       Treatment: On the Effective Date, all Class 10 Subordinated Claims shall be cancelled without any distribution on account of such Claims.

iii.       Voting: Class 10 is Impaired by the Plan, and each holder of a Class 9 Subordinated Claim is conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, holders of Class 10 Subordinated Claims are not entitled to vote to accept or reject the Plan

11.       Class 11 – Interests

i.       Classification: Class 11 consists of all Interests in the Debtors.

ii.       Treatment: Holders of Interests in the Debtors will receive no distribution under the Plan.

iii.       Voting: Class 11 is Impaired by the Plan, and each holder of Class 11 Interests is conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, holders of Class 11 Interests are not entitled to vote to accept or reject the Plan.

D.       Special Provision Governing Claims that are Not Impaired.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims or Interests that are not Impaired, including all rights of the Debtors in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims or Interests that are not Impaired.

E.       Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Bankruptcy Code section 1129(a)(10) shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b) with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section Bankruptcy Code section 1129(b) requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

F.       Subordinated Claims.

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code section 510(b), or otherwise. Pursuant to Bankruptcy Code section 510, the Plan Administrator and Liquidating Trustee reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.       Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

H.       Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.       Acceptance or Rejection of the Plan.

1.       Voting Classes

Classes 5, 6, 7 and 8 are entitled to vote on the Plan.

2.       Presumed Acceptance of the Plan

Pursuant to the Bankruptcy Code, Classes 1 and 2 are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3.       Presumed Rejection of the Plan

Classes 9, 10 and 11 are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

Article IV
MEANS FOR IMPLEMENTATION OF THE PLAN

A.       Vesting of Assets.

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated in the Plan, on the Effective Date, (i) all the Remaining Estate Assets shall vest in the Post-Effective Date Debtors, free and clear of all Liens, Claims against, charges or other encumbrances, and (ii) all of the Liquidating Trust Assets shall vest in the Liquidating Trust. After the consummation in full of the Plan with respect to the Post-Effective Date Debtors, the Residual Value shall be deemed Liquidating Trust Assets.

B.       Sources of Consideration for Plan Distributions

Distributions under the Plan, other than distributions on account of Liquidating Trust Interests, will be funded by the Remaining Estate Assets. Distributions on account of Liquidating Trust Interests will be funded by the Liquidating Trust Assets.

C.       Post-Effective Date Debtors

The Debtors shall continue in existence after the Effective Date as the Post-Effective Date Debtors solely for the purposes of (1) winding down the Debtors’ businesses and affairs as expeditiously as reasonably possible and liquidating all assets, if any, held by the Post-Effective Date Debtors, (2) resolving any Disputed Claims other than General Unsecured Claims and Disputed Employee Litigation Claims, (3) paying Allowed Claims other than payments of such claims on account of Liquidating Trust Interests, (4) filing appropriate tax returns, and (5) administering the Plan in an efficient manner. The Post-Effective Date Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (x) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court and (y) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Plan Administrator to file motions or substitutions of parties or counsel in each such matter. The Post-Effective Date Debtors and the Plan Administrator shall be deemed to be fully bound by the terms of the Plan and the Confirmation Order.

D.       Plan Administrator

The Plan Administrator shall act for the Post-Effective Date Debtors in the same fiduciary capacity as applicable to a board of directors or managers and officers, subject to the provisions of the Plan and Confirmation Order (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same). On the Effective Date, all persons acting as directors, managers, and officers of the Post-Effective Date Debtors shall be deemed to have resigned, solely in their capacities as such, and the Plan Administrator shall be appointed as the sole director or manager and the sole officer of each Post-Effective Date Debtor and shall succeed to the powers of the Post-Effective Date Debtor’s managers and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Post-Effective Date Debtors. For the avoidance of doubt, the foregoing shall not limit the authority of the Post-Effective Date Debtors or the Plan Administrator, as applicable, to continue the employment any former director, manager, or officer.

The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to make distributions thereunder and wind down the businesses and affairs of each Debtor and each Post-Effective Date Debtor, as applicable, including: (1) liquidating, receiving, holding, investing, supervising, and protecting the remaining assets of each Post-Effective Date Debtor, including, without limitation, facilitating the sale of any of the Remaining Estate Assets; (2) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan; (3) making distributions as contemplated under the Plan to holders of Allowed Claims, other than any such payments on account of Liquidating Trust Interests; (4) establishing and maintaining bank accounts in the name of the Post-Effective Date Debtors, as applicable; (5) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (6) paying all reasonable fees, expenses, debts, charges, and liabilities of the Post-Effective Date Debtors; (7) administering and paying taxes of the Post-Effective Date Debtors, including filing tax returns; (8) representing the interests of the Post-Effective Date Debtors before any taxing authority in all matters, including any action, suit, proceeding, or audit; and (9) exercising such other powers as may be vested in it pursuant to an order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan.

The Plan Administrator may resign at any time on thirty (30) days written notice Filed with the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment by the Bankruptcy Court of a permanent or interim successor Plan Administrator. Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor and all responsibilities of the predecessor Plan Administrator relating to the Post-Effective Date Debtors shall be terminated.

1.       Appointment of the Plan Administrator

The Plan Administrator shall be appointed pursuant to the Confirmation Order.

2.       Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be as described in the Plan Supplement.

3.       Post-Effective Date Debtors’ Expenses

Notwithstanding anything to the contrary herein, all fees, expenses, and disbursements of the Plan Administrator in connection with the wind down and dissolution of the Debtors’ businesses and affairs and the Post-Effective Date Debtors, as applicable, shall be funded from the Remaining Estate Assets. For the avoidance of doubt, the Plan Administrator’s compensation, and the payment of fees and expenses of any attorneys, accountants, and other professionals engaged by the Plan Administrator, if any, shall be funded from the Remaining Estate Assets.

4.       Wind Down

On and after the Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates.

As soon as practicable after the Effective Date, the Plan Administrator shall take any and all actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. From and after the Effective Date the Debtors (1) for all purposes shall be deemed to have withdrawn its business operations from any state in which the Debtors were previously conducting, or is registered or licensed to conduct, its business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (2) shall be deemed to have cancelled pursuant to this Plan all Interests, and (3) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date.

The Filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator.

5.       Plan Administrator Exculpation, Indemnification, Insurance, and Liability Limitation

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Post-Effective Date Debtors. The Plan Administrator may obtain, at the expense of the Post-Effective Date Debtors, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the Post-Effective Date Debtors. The Plan Administrator may rely upon written information previously created or generated by the Debtors.

E.       Tax Returns

After the Effective Date, the Plan Administrator shall complete and file all final or otherwise required federal, state, and local tax returns for the Debtors, and, pursuant to Bankruptcy Code section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of the Debtors or their Estates for any tax incurred during the administration of such Debtors’ Chapter 11 Cases, as determined under applicable tax laws.

F.       Dissolution of the Post-Effective Date Debtors

Upon a certification to be filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Post-Effective Date Debtors shall be deemed to be dissolved without any further action by the Post-Effective Date Debtors, including the filing of any documents with the secretary of state for the state in which the Post-Effective Date Debtors are formed or any other jurisdiction. The Plan Administrator, however, shall have authority to take all necessary actions to dissolve the Post-Effective Date Debtors in and withdraw the Post-Effective Date Debtors from applicable states.

G.       Liquidating Trust.

1.       Creation of Liquidating Trust. On the Effective Date, the Liquidating Trust shall be created in accordance with the Liquidating Trust Agreement to be included in the Plan Supplement and funded by the Debtors’ transfer to the Liquidating Trust of the Liquidating Trust Assets. The Liquidating Trust shall be a newly-formed Delaware trust with no prior assets or liabilities. The Liquidating Trustee shall serve as the trustee of the Liquidating Trust.

2.       Transfers to the Liquidating Trust.

i.       On the Effective Date, the Debtors and their Estates shall transfer and shall be deemed to have irrevocably transferred to the Liquidating Trust, the Liquidating Trust Assets, which transfer shall be free and clear of Claims and Liens and contractually imposed restrictions except as otherwise provided herein.

ii.       Notwithstanding anything to the contrary herein, to the extent the Liquidating Trust (or the Creditors’ Committee, on behalf of the Liquidating Trust) is unable, prior to the Effective Date, to either (a) retain a law firm to bring Trust Causes of Action on a contingency fee basis, (b) obtain litigation financing to pursue the Trust Causes of Action, or (c)otherwise arrange to finance the Trust Causes of Action other than from the Trust Cash Amount, then the Liquidating Trust shall be deemed to have abandoned such Trust Causes of Action to the Post-Effective Date Debtors on the Effective Date.

3.       The Liquidating Trustee. From and after the Effective Date, the Liquidating Trustee shall be appointed pursuant to the Liquidating Trust Agreement, Plan, and Confirmation Order, until death, resignation or discharge and the appointment of a successor Liquidating Trustee in accordance with the terms of the Liquidating Trust Agreement. The Liquidating Trustee shall be the exclusive trustee of the Debtors’ estates under Title 11 for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 601(b)(3).

4.       Responsibilities of the Liquidating Trustee. The responsibilities of the Liquidating Trustee under the Liquidating Trust Agreement and this Plan shall include those set forth in the Liquidating Trust Agreement, including, without limitation, the following (a) the receipt of the Liquidating Trust Assets; (b) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to carry out the terms of the Liquidating Trust; (c) the investment of Cash that is a Liquidating Trust Asset; (d) the pursuit of objections to, estimation of and settlements of General Unsecured Claims and Disputed Employee Litigation Claims, regardless of whether such Claim or Interest is listed on the Debtors’ Schedules, other than Claims or Interests that are Allowed pursuant to the Plan; (e) the prosecution, settlement or abandonment of any Trust Causes of Action; (f) unless otherwise provided in the Plan, the calculation and distribution of all distributions to be made under this Plan to holders of Liquidating Trust Interests; and (g) such other responsibilities as may be vested in the Liquidating Trustee pursuant to this Plan, the Liquidating Trust Agreement, the Confirmation Order, other Bankruptcy Court Orders, or as otherwise may be necessary and proper to carry out the provisions of this Plan. The Liquidating Trustee shall be responsible for the filing of all required tax returns and operating reports and the paying of taxes due the Liquidating Trust and all other obligations on behalf of the Liquidating Trust, if any.

5.       Powers of Liquidating Trustee. The powers of the Liquidating Trustee, as set forth in the Liquidating Trust Agreement, shall include, without limitation and without further Bankruptcy Court approval, each of the following:

i.       With respect to any Liquidating Trust Asset, to exercise in a manner not inconsistent with the Plan all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any member, officer, director or shareholder of the Debtor with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including, without limitation, the dissolution of the Debtor;

ii.       To maintain accounts, to make distributions to holders of Liquidating Trust Interests provided for or contemplated in the Plan; and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Liquidating Trustee;

iii.       Except to the extent set forth in the Plan, to object to any General Unsecured Claim or Disputed Employee Litigation Claim regardless of whether such Claim was Disputed on the Effective Date, to compromise or settle any General Unsecured Claim or Disputed Employee Litigation Claim regardless of whether such General Unsecured Claim or Disputed Employee Litigation Claim was Disputed on the Effective Date, prior to objection without supervision or approval of the Bankruptcy Court, free of any restriction of the Bankruptcy Code, the Bankruptcy Rules, and the local rules of the Bankruptcy Court, other than those restrictions expressly imposed by the Plan, the Confirmation Order or the Liquidating Trust Agreement;

iv.       To make decisions, without further Bankruptcy Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidating Trust and the Liquidating Trustee and to pay the fees and charges incurred by the Liquidating Trustee on the Liquidating Trust’s behalf on or after the Effective Date for fees and expenses of professionals (including those retained by the Liquidating Trustee), disbursements, expenses or related support services relating to the Liquidating Trust;

v.       To file, if necessary, any and all tax and information returns required with respect to the Liquidating Trust as a grantor trust pursuant to Treas. Reg. 1.671-4(a) or otherwise, (ii) make tax elections by and on behalf of the Liquidating Trust, and (iii) pay taxes, if any, payable by the Liquidating Trust.

vi.       To take all other actions not inconsistent with the provisions of the Plan which the Liquidating Trustee deems reasonably necessary or desirable with respect to administering the Plan;

vii.       To implement and/or enforce all provisions of the Plan, including entering into any agreement or executing any document required by or consistent with the Plan, the Confirmation Order and the Liquidating Trust Agreement;

viii.       To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of its choice, any Liquidating Trust Asset if the Liquidating Trustee concludes they are no benefit to the Estate;

ix.       Except as otherwise set forth herein, to prosecute and/or settle Trust Causes of Action for the benefit of holders of Liquidating Trust Interests, with or without approval of the Bankruptcy Court, and exercise, participate in or initiate any proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment such actions;

x.       To purchase or create and carry all insurance policies and pay all insurance premiums and costs the Liquidating Trustee deems necessary or advisable;

xi.       To collect and liquidate and/or distribute all Liquidating Trust Assets pursuant to the Plan, the Confirmation Order and the Liquidating Trust Agreement;

xii.       To hold any legal title to any and all of the Liquidating Trust Assets;

xiii.       If any of the Liquidating Trust Assets are situated in any state or other jurisdiction in which the Liquidating Trustee is not qualified to act as trustee, to nominate and appoint a Person duly qualified to act as trustee in such state or jurisdiction and require from each such trustee such security as may be designated by the Liquidating Trustee in its discretion; confer upon such trustee all the rights, powers, privileges and duties of the Liquidating Trustee hereunder, subject to the conditions and limitations of the Liquidating Trust Agreement, except as modified or limited by the Liquidating Trustee and except where the conditions and limitations may be modified by the laws of such state or other jurisdiction (in which case, the laws or the state or jurisdiction in which the trustee is action shall prevail to the extent necessary); require such trustee to be answerable to the Liquidating Trustee for all monies, assets and other property that may be received in connection with the administration of all property; and remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Liquidating Trustee of a written instrument declared such trustee removed from office, and specifying the effective date and time of removal;

xiv.       Exercise such other powers as may be vested in or assumed by the Liquidating Trustee pursuant to the Plan, the Liquidating Trust Agreement, the Confirmation Order, other orders of the Bankruptcy Court, or as may be necessary and proper to carry out the provisions of the Plan.

Solely with respect to any Liquidating Trust Asset, the Liquidating Trustee shall stand in the same position as the Debtors with respect to any claim the Debtors may have to an attorney-client privilege, the work-product doctrine, or any other privilege, and the Liquidating Trustee shall succeed to all of the Debtors’ rights to preserve, assert or waive any such privilege.

6.       Compensation of the Liquidating Trustee. The Liquidating Trustee shall be compensated pursuant to the terms of the Liquidating Trust Agreement subject to the Committee Professional Fee Cap. Any professionals retained by the Liquidating Trustee shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred, subject to approval by the Liquidating Trustee and subject to the Committee Professional Fee Cap. The payment of fees and expenses of the Liquidating Trustee and its professionals shall be made in the ordinary course of business and shall not be subject to Bankruptcy Court approval. The identity of the Liquidating Trustee and its proposed compensation shall be disclosed in the Plan Supplement.

7.       Trust Causes of Action. The Liquidating Trustee shall have the sole right to pursue any existing or potential Trust Causes of Action, by informal demand and/or commencement of litigation.

8.       Effective Date. On the Effective Date, the Liquidating Trustee shall have the rights and powers set forth herein and in the Liquidating Trust Agreement in order to carry out and implement the purposes and intent of the Plan.

H.       Cancellation of Existing Securities.

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated in the Plan, on the Effective Date, the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes and purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors related thereto shall be cancelled and deemed null and void; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim against the Debtors shall continue in effect solely for purposes of (1) enabling holders of Allowed Claims to receive distributions under the Plan as provided herein and (2) allowing the Unsecured Indenture Trustees to enforce their rights, claims, and interests vis-à-vis any parties other than the Debtors; (3) allowing the Unsecured Indenture Trustees to make the distributions in accordance with the Plan (if any), as applicable; (4) preserving any rights of the Unsecured Indenture Trustees to payment of fees, expenses, and indemnification obligations solely as against any money or property distributable to the Holders under the relevant indenture, including any rights to priority of payment and/or to exercise charging liens; (5) allowing the Unsecured Indenture Trustees to enforce any obligations owed to each of them under the Plan; (6) allowing the Unsecured Indenture Trustees to exercise rights and obligations relating to the interests of the Holders under the relevant indentures consistent with the terms of the Plan; (7) allowing the Unsecured Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including, but not limited, to enforce the respective obligations owed to such parties under the Plan; and (8) permitting the Unsecured Indenture Trustees to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that the preceding provision shall not result in any expense or liability to the Debtors, except to the extent set forth in or provided for under this Plan.

I.       Indemnification Obligations.

Except as otherwise provided in the Plan, the Confirmation Order, any and all indemnification obligations of the Debtors, whether pursuant to a contract, instrument, agreement, certificate of incorporation, by-law, comparable organizational document, or other document or applicable law, shall be rejected as of the Effective Date of the Plan.

J.       Effectuating Documents; Further Transactions.

Prior to the Effective Date, the Debtors and their respective directors, members, trustees, officers, and managers are and, after the Effective Date, the Post-Effective Date Debtors are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan in the name of and on behalf of the Debtors, without the need for any approvals, authorizations, or consents, except for those expressly required pursuant to the Plan, or any further notice to or action, order, or approval of the Bankruptcy Court.

K.       Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.       Treatment of Causes of Action.

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, Asset Purchase Agreement, Global Settlement, or a Bankruptcy Court order, the Debtors reserve any and all Causes of Action (other than Trust Causes of Action or Causes of Action transferred to Buyer pursuant to the Asset Purchase Agreement) whether arising before or after the Petition Date, and preserve the right to commence, prosecute, or settle such Causes of Action notwithstanding the occurrence of the Effective Date. The Post-Effective Date Debtors may pursue such Causes of Action, other than the Trust Causes of Action or Causes of Action transferred to Buyer pursuant to the Asset Purchase Agreement, in their sole discretion. The Liquidating Trust may pursue the Trust Causes of Action in its sole discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Post-Effective Date Debtors, the Buyer or the Liquidating Trust will not pursue any and all available Causes of Action against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action as a consequence of the Confirmation or Consummation.

Article V

FUNDING AND DISBURSEMENTS

A.       Disbursing Agents

The Plan Administrator shall make all distributions under the Plan on account of Allowed Claims, other than to holders of Liquidating Trust Interests, against the Debtors, provided, however, that all Allowed Professional Fee Claims shall be paid out of the Professional Fee Reserve. All distributions to holders of Liquidating Trust Interests shall be made by the Liquidating Trustee pursuant to the terms of the Plan, Confirmation Order and the Liquidating Trust Agreement.

B.       Unclaimed Funds

1.       Unclaimed Property of the Post-Effective Date Debtors. The Plan Administrator shall establish the Unclaimed Property Reserve for all Unclaimed Property for Claims, other than Liquidating Trust Interests. Such Unclaimed Property shall be in held in a reserve, for a period of thirty (30) days, for the recipients of the beneficial interests in the Post-Effective Date Debtors under the terms of this Plan and Confirmation Order. Once the distribution to Creditors, other than holders of Liquidating Trust Interests, becomes Unclaimed Property, the Plan Administrator shall, subject to the limitations set forth herein, (a) hold such Unclaimed Property in the Unclaimed Property Reserve solely for the benefit of such holder or holders who have failed to claim such Unclaimed Property and (b) release the Unclaimed Property from the Unclaimed Property Reserve and deliver to the holder entitled thereto upon presentation of proper proof by such holder of its entitlement thereto. After the expiration of thirty (30) days, the holders of Allowed Claims, other than Claims in classes entitled to Liquidating Trust Interests, theretofore entitled to such Unclaimed Property shall cease to be entitled thereto and shall be entitled to no further distribution under this Plan, and such Claims shall be deemed disallowed and expunged in their entirety and the funds shall be redistributed to the other holders of Allowed Claims in accordance with the terms of this Plan, and Confirmation Order. Such funds shall not be subject to the escheat laws of any state.

2.       Unclaimed Property of the Liquidating Trust. The Liquidating Trustee shall establish the Unclaimed Property Reserve for all Unclaimed Property for Liquidating Trust Interests. Such Unclaimed Property shall be in held in a reserve, for a period of thirty (30) days, for the recipients of the Liquidating Trust Interests. Once the distribution to holders of Liquidating Trust Interests becomes Unclaimed Property, the Liquidating Trustee shall, subject to the limitations set forth herein, (a) hold such Unclaimed Property in the Unclaimed Property Reserve solely for the benefit of such holder or holders who have failed to claim such Unclaimed Property and (b) release the Unclaimed Property from the Unclaimed Property Reserve and deliver to the holder entitled thereto upon presentation of proper proof by such holder of its entitlement thereto. After the expiration of thirty (30) days, the holders of Liquidating Trust Interests theretofore entitled to such Unclaimed Property shall cease to be entitled thereto and shall be entitled to no further distribution under this Plan, and such Liquidating Trust Interests shall be deemed disallowed and expunged in their entirety and the funds shall be redistributed to the other holders of Liquidating Trust Interests in accordance with the terms of this Plan, Confirmation Order and Liquidating Trust Agreement. Such funds shall not be subject to the escheat laws of any state.

C.       Cash Payments.

Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Liquidating Trustee shall determine in his or her sole discretion.

D.       Distribution for Allowed Claims.

Except as otherwise provided in the Plan or the Confirmation Order, or as otherwise ordered by the Bankruptcy Court, distributions to Allowed Claims shall be made on the Distribution Date, or as soon after as practicable.

No holder of a Disputed Claim shall have any Claim against the Plan Administrator, the Post-Effective Date Debtors, the Liquidating Trustee, the Liquidating Trust, the Debtors or the Estates with respect to such Disputed Claim until such Disputed Claim becomes an Allowed Claim, and no holder of a Disputed Claim shall have any right to interest on such Disputed Claim except as provided in the Plan.

E.       Interest and Charges.

No interest shall accrue or be paid on Allowed Claims.

F.       Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Plan Administrator and the Liquidating Trust shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Plan Administrator and the Liquidating Trust shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, including, without limitation, requiring that the holder of an Allowed Claim complete the appropriate IRS Form W-8 or IRS Form W-9, as applicable to each holder or establishing any other mechanisms they believe are reasonable and appropriate. The Plan Administrator and the Liquidating Trust reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

The Plan Administrator and the Liquidating Trust shall not be required to make distributions on any Allowed Claim if the holder thereof has not provided all documentation necessary to determine all tax withholding and reporting requirements for such Allowed Claim. To the extent such documentation is not provided within thirty (30) days of the respective Distribution Date, the distribution on such Allowed Claim shall be deemed Unclaimed Property.

G.       Fractional Dollars: De Minimis Distributions.

Notwithstanding any other provision of the Plan, the Liquidating Trustee shall not be required to make distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding down of such fraction to the nearest whole dollar. In addition, the Liquidating Trustee shall not be required to may any distribution in an amount less than $50.00. To the extent that such a distribution shall be called for as part of any interim distribution, the Liquidating Trustee shall establish a reserve for all distributions in the amount of less than $50.00 and shall, when and if the holder of a Claim Interest is entitled to a distribution of $50.00 or more, make such distribution at such time. The Liquidating Trustee shall not be required to make any Final Distribution of less than $50.00 and all monies otherwise payable in such amount shall be paid to the other holders of Allowed Claims, in accordance with the terms of the Plan, the Confirmation Order and the Liquidating Trust Agreement.

H.       Delivery of Distributions to Holders of Allowed Claims.

Distributions to holders of Allowed Claims shall be made at the address set forth in the Schedules unless such addresses are superseded by proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001 or at the last known address of such holders if the Plan Administrator or the Liquidating Trustee have been notified in writing of a change of address. If the distribution to any holder of an Allowed Claim is returned to the Plan Administrator or the Liquidating Trustee as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held in a reserve as set forth in Section V.B of the Plan.

If there is any residual Unclaimed Property at the time of the dissolution of the Liquidating Trust, such residual Unclaimed Property shall be available for a subsequent Distribution or donated to a charitable organization at the sole discretion of the Liquidating Trustee.

I.       No Penalty Claims.

Unless otherwise specifically provided for in the Plan, the Bankruptcy Code (including Section 507(a)(8)(G)), or the Confirmation Order, no holder of any Claim will be entitled to allowance of, or to receive any payment on account of, any penalty arising with respect to or in connection with such Claim and any such penalty shall be deemed disallowed and expunged.

J.       Setoffs and Recoupment.

The Plan Administrator or the Liquidating Trust may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant pursuant to Bankruptcy Code section 558 or otherwise, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Liquidating Trust of any such Claim it may have against the holder of such Claim.

K.       Distributions by Liquidating Trust.

The Liquidating Trustee shall not be obligated to make a distribution that would impair the ability of the Liquidating Trust to pay the expenses incurred by the Liquidating Trust.

L.       Claims Paid or Payable by Third Parties.

1.       Claims Paid by Third Parties

The Plan Administrator and the Liquidating Trustee shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or Liquidating Trust. To the extent a holder of such Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Liquidating Trust on account of such Claim, such holder shall repay, return or deliver any distribution to the Plan Administrator or the Liquidating Trust, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The Liquidating Trust and the Debtors’ Estates reserve all of their rights, remedies, claims and actions against any such holders who fail to repay or return any such distribution.

2.       Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to the Debtors’ Insurance Policies until the holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full or in part a Claim, then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.       Applicability of Insurance Policies

(A) Except as otherwise provided in the Plan, distributions to holders of Claims covered by an Insurance Policy shall be in accordance with the provisions of any applicable Insurance Policy. Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, the Claims Bar Date Order, any bar date notice or Claim objection, any other document related to any of the foregoing, or any other order of the Bankruptcy Court (including, without limitation, any provision that purports to be preemptory or supervening, grants an injunction or release, requires any party to opt out of any releases or confers Bankruptcy Court jurisdiction): (i) nothing shall in any way operate to, or have the effect of: (a) impairing or modifying the Insurers’ legal, equitable, or contractual rights under the Insurance Policies, in any respect; or (b) altering or modifying the coverage provided under the Insurance Policies, or the terms and conditions thereof; (ii) the rights of Insurers shall be determined under their respective Insurance Policies, applicable non-bankruptcy law, and/or settlement agreements to which the Insurer is a party, as applicable; and (iii) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; and (II) the

Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) valid workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim against the Insurer, and (C) all costs in relation to each of the foregoing. Further, following the occurrence of the Effective Date, neither the automatic stay of Bankruptcy Code section 362(a) nor the injunctions set forth in Article VIII of the Plan shall prevent the Insurers from issuing reservation of rights or coverage letters or seeking or continuing to seek, as may be applicable, any declaratory relief concerning their rights and obligations under their respective Insurance Policies in any appropriate forum.

(B) To the extent that Federal Insurance Company, Chubb Insurance Company of New Jersey, Executive Risk Specialty Insurance Company, Great Northern Insurance Company, and/or Chubb Custom Insurance Company (collectively, and together with their affiliates and successors, the “Chubb Companies”) seek to assert amounts owed by the Debtors under any Insurance Policies with the Chubb Companies (collectively, the “Chubb Insurance Policies”) either by amending any proof of claim filed by the Chubb Companies, including, but not limited to, proofs of claim numbers: 151, 152, 153, 173, 175, 177, 178, 179, 180, 182, 183, 185, 188, 189, 191, 192, 193, 194, 196, 197, 198, 199, 201, 202, 203, 204, 205, 206, 209, 213, 214, 216, 217, 218, 219, 220, 223, 225, 226, 227, 228, 229, 230, 231, 232, 234, 235, 236, 238, 239, 240, 241, 244, 245, 246, 247, 248, 249, 250, 251, 252, 253, 254, 255, 256, 257, 259, 262, 264, and 270, filed on or about May 31, 2019 (collectively, the “Chubb POCs”), or otherwise filing a timely Claim (collectively, with the Chubb POCs, the “Chubb Claims”) the Post-Effective Date Debtors, the Liquidating Trustee, and the Chubb Companies each reserve their rights with respect to whether such Chubb Claims shall be treated as an Administrative Claim or a General Unsecured Claim in accordance with the Plan and should the Post-Effective Date Debtors or the Liquidating Trustee, as applicable, and the Chubb Companies not agree upon such treatment, the dispute shall be submitted to the Bankruptcy Court for determination thereon; provided, however, that the Post-Effective Date Debtors or the Liquidating Trustee, as applicable, may object to or seek to estimate the Chubb Claims at any time. The Post-Effective Date Debtors agree to provide Chubb’s counsel thirty (30) days’ notice of any intention to make a distribution and/or close the Chapter 11 Cases and the Chubb Companies shall advise counsel to the Post-Effective Date Debtors within fourteen (14) days thereof of any administrative amounts that are or are estimated to become due and owing in the future pursuant to the Chubb Insurance Policies. The Liquidating Trustee agrees to provide counsel for the Chubbs Companies thirty (30) days’ notice of any intention to make a distribution and/or close the Chapter 11 Cases and the Chubb Companies shall advise counsel to the Liquidating Trustee within fourteen (14) days thereof of any general unsecured amounts that are or are estimated to become due and owing in the future pursuant to the Chubb Insurance Policies. Notwithstanding anything in the Plan to the contrary, neither the Post-Effective Date Debtors nor the Liquidating Trustee, as applicable, shall be required to provide the Chubb Companies with advance notice of any distributions that are anticipated to be made on or around the Effective Date in accordance with the terms of the Plan; and neither the Post-Effective Date Debtors nor the Liquidating Trustee is required to establish any reserve as of the Effective Date on account of the Chubb Claims.

(C) The Post-Effective Date Debtors and the Liquidating Trustee shall reasonably cooperate with the Chubb Companies in accordance with the terms of the Chubb Insurance Policies, to the extent practicable, through the date that the Plan Administrator or the Liquidating Trustee, as applicable, is discharged of their respective duties in accordance with the terms of the Plan, the Liquidating Trust Agreement, or the Plan Administrator Agreement; provided, however, that to the extent such cooperation requires the Post-Effective Date Debtors or the Liquidating Trustee to incur costs, the Chubb Companies shall be solely responsible for bearing such costs; provided further, however, that the Post-Effective Date Debtors or the Liquidating Trustee must obtain the Chubb Companies’ written consent prior to incurring such costs, and no costs shall be incurred by the Post-Effective Date Debtors and/or the Liquidating Trustee unless and until the Chubb Companies agree in writing to such particular costs being incurred.

M.       Delivery of Distributions to Holders of Prepetition Convertible Notes Claims and Prepetition Exchangeable Note Claims

Except as otherwise provided in the Plan, or reasonably requested by the Unsecured Indenture Trustees, all distributions to Holders of Allowed Prepetition Convertible Notes Claims and Prepetition Exchangeable Notes Claims shall be deemed completed when made to the Unsecured Indenture Trustees; provided that non-Cash consideration shall not be distributed in the name of the Unsecured Indenture Trustees. The Unsecured Indenture Trustees shall hold or direct such distributions for the benefit of the respective Holders of Allowed Prepetition Convertible Notes Claims and Prepetition Exchangeable Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article V, the Unsecured Indenture Trustees shall arrange to deliver such distributions to or on behalf of such Holders in accordance with the Prepetition Convertible Notes Indenture and the Prepetition Exchangeable Notes Indenture, as applicable, subject to the rights of the Unsecured Indenture Trustees to assert their charging lien. If the Unsecured Indenture Trustees are unable to make, or consent to the Post-Effective Date Debtors or the Liquidating Trustee, as applicable, making such distributions, the Post-Effective Date Debtors or the Liquidating Trustee, with the cooperation of the Unsecured Indenture Trustees, shall make such distributions to the extent practicable. The Unsecured Indenture Trustees shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and Liquidating Trustee shall seek the cooperation of DTC so that any distribution on account of an Allowed Prepetition Convertible Notes Claim or Prepetition Exchangeable Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made to the extent possible through the facilities of DTC on the Effective Date or as soon as practicable thereafter. The Unsecured Indenture Trustees shall retain all rights under the Prepetition Convertible Notes Indenture and the Prepetition Exchangeable Notes Indenture, as applicable, to exercise their charging lien against distributions to their respective Holders.

Article VI

THE Global Settlement

The Plan includes and effectuates a good faith compromise of claims and Causes of Action (the “Global Settlement”) asserted or that could have been asserted by the Creditors’ Committee, and by and against the Debtors, and the Highbridge Parties, as well as of any potential disputes related to the allocation of available value as among the Debtors’ different stakeholders, as contemplated by the UCC Settlement and this Plan. In particular, the Highbridge Parties have agreed to, among other things, (a) pay cash in the amount of $4.1 million to fund the Liquidating Trust for the benefit of holders of General Unsecured Claims; (b) release their respective liens, claims and rights to any Preserved Avoidance Actions; and (c) waive their right to participate in any distribution on account of the Prepetition Exchangeable

Note Claims and the Prepetition Treximet Highbridge Deficiency Claims, until the occurrence of the Highbridge Participate Right Trigger. In addition, the Buyer (a Highbridge Party) served as the stalking horse bidder for substantially all of the Debtors’ assets, providing the Debtors with a path to a value-maximizing and expedient resolution to these chapter 11 cases. Moreover, the DIP Lenders (each a Highbridge Party) agreed to fund the Debtors’ post-Closing wind down budget on the terms set forth in the Asset Purchase Agreement. In return for the foregoing, the Highbridge Parties are receiving releases as set forth in Article VIII of the Plan.

In connection with the Global Settlement, the Creditors’ Committee has obtained significant value for general unsecured creditors, who, given the Debtors’ capital structure, would likely receive no recovery or a substantially diminished recovery absent the consideration provided pursuant to the Global Settlement, including the substantial consideration provided by the Highbridge Parties. Likewise, the Creditors’ Committee has preserved the Trust Causes of Action for the holders of Liquidating Trust Interests further enhancing their potential overall recovery. The Global Settlement ends potentially expensive, extensive and time consuming litigation over the respective parties’ rights and interests in the Debtors’ assets, provides for an expedited and efficient wind down of the Debtors’ Estates for the benefit of all stakeholders, and provides significant recovery to the Debtors’ general unsecured creditors.

Pursuant to Bankruptcy Code section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan implementing the Global Settlement constitute a good faith compromise and settlement of all Released Claims against the Released Parties, and the Plan constitutes a request for the Bankruptcy Court to authorize and approve such compromise and Global Settlement, to release all of the Released Claims belonging to the Debtors and any other Person that is deemed to have given a release pursuant to Section VIII.E of the Plan against each and every Released Party. Distributions to be made pursuant to the Plan shall be made on account of and in consideration of the Global Settlement. Entry of the Confirmation Order shall confirm the Bankruptcy Court’s approval of the Global Settlement, as of the Effective Date, of all components of the Global Settlement and the Bankruptcy Court’s finding that the Global Settlement is in the best interests of the Debtors, the Post-Effective Date Debtors, their respective Estates, and the holders of Claims and Interests, and is fair, equitable and reasonable.

Notwithstanding anything to the contrary herein, Venable and FC shall have Allowed General Unsecured Claims in the respective amounts of $168,653.51 and $302,966.47 for attorneys’ fees and expenses incurred in respect of prepetition legal services provided to the Debtors, in full satisfaction of, and free from any offset, challenge, claim or cause of action, in respect of, in connection with or related to Venable’s and FC’s provision of such legal services.

Article VII
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       Rejection of Executory Contracts and Unexpired Leases.

Except as otherwise expressly set forth herein, on the Effective Date, all Executory Contracts and Unexpired Leases shall be deemed rejected as of the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was assumed or rejected previously by the Debtors; (ii) previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion to assume Filed on or before the Effective Date; or (iv) has been designated by the Buyer as a “Transferred Contract” pursuant to the terms of the Asset Purchase Agreement;

provided that (i) the New Jersey Office Lease shall be assumed pursuant to the Motion of the Debtors for Entry of an Order (I) Authorizing the Assumption and Assignment of that Certain Unexpired Lease and (II) Fixing the cure Costs Related to the Unexpired Lease Pursuant to Bankruptcy Code section 365 [D.I. 458], (ii) the Federal Supply Schedule Contract Federal Supply Schedule Contract 36F79718D0413, dated May 1, 2018, by and between Department of Veterans Affairs and Pernix Therapeutics, LLC. Federal Supply Schedule Contract V797D-40109, dated March 1, 2014, by and between Department of Veterans Affairs and Macoven Pharmaceuticals, LLC shall be deemed rejected on December 15, 2019, and (iii) the following contracts with Automatic Data Processing, Inc. (ADP, Inc. and affiliates) shall be deemed rejected on June 22, 2019: (a) Administrative Agreement for Defined Contribution Non-Standardized 401(k) Profit Sharing Plan and Anticipated Termination, (b) ADP Workforce Now Comprehensive Services Agreement, and Client Account Agreement and (c) Authorization to Debit for Collection COBRA and FSA Services.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejection of such Executory Contracts or Unexpired Leases pursuant to Bankruptcy Code sections 365 and/or 1123. Unless otherwise indicated, rejection of Executory Contracts and Unexpired Leases pursuant to the Plan shall be effective as of the Effective Date.

B.       Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after the earlier of (a) service of Notice of the Effective Date, or (b) service of notice of entry of an order of the Bankruptcy Court (other than the Confirmation Order) approving the rejection of a particular Executory Contract or Unexpired Lease on the counterparty thereto. The Notice of the Effective Date shall indicate that, except as otherwise expressly set forth herein, all Executory Contracts and Unexpired Leases that do not fall into one of the four clauses set forth in Article VII.A hereof are deemed rejected as of the Effective Date. The Notice of Effective Date shall also set forth the deadline for filing Proofs of Claim with respect to the same. Absent order of the Court to the contrary, any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed by the applicable deadline will not be considered Allowed and such person or entity shall not be treated as a creditor for purposes of distributions under the Plan. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Class 6 of the Plan, which information shall be included in the Notice of the Effective Date.

Article VIII
RELEASE, INJUNCTION AND RELATED PROVISIONS

A.       Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property subject to the Sale Transaction shall be fully released.

B.       Liabilities to, and Rights of, Governmental Units.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, nothing in the Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (1) any liability to any Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising after the Effective Date; (3) any police power or regulatory liability to a Governmental Unit that any Entity would be subject to as the owner or operator of any property after the Effective Date; (4) the rights of any Governmental Unit with respect to the transfer or assignment of any license, permit, registration, authorization, or approval, in each case, to the extent provided under applicable law; and/or (5) any liability to a Governmental Unit on the part of any Entity.

C.       Exculpation.

Effective as of the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any person or Entity that results from any act or omission based on or arising out of gross negligence, fraud or willful misconduct.

D.       Release.

1.       Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent authorized by applicable law, and except as otherwise specifically provided in the Plan, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is expressly, unconditionally, generally and individually and collectively released, acquitted and discharged by the Debtors and their Estates from any and all actions, claims, obligations, rights, suits, judgments, damages, demands, debts, rights, remedies, Causes of Action, and liabilities of any nature whatsoever, including any derivative claims or claims for recharacterization, subordination, or avoidance of the DIP Claims, Prepetition DDTL Secured Claims, Prepetition ABL Secured Claims, Prepetition Treximet Claims, Prepetition Exchangeable Note Claims, or any other claim against any Released Party, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, fixed or contingent, liquidated or unliquidated, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the purchase, sale or rescission of the purchase or sale of, or any other transaction relating to any Security of the Debtors, the Debtors, the Debtors’ restructuring efforts, the Chapter 11 Cases, the DIP Financing Facility, the Sale, the UCC Settlement, the Global Settlement, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan or related agreements, instruments or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing releases shall have no effect on (x) the liability of any person or Entity that results from any act or omission based on or arising out of gross negligence, fraud or willful misconduct, or (y) any Claim or Cause of Action that is a Transferred Asset.

2.       Consensual Third Party Releases

Any holder of a Claim in an impaired class that is entitled to vote and that does not opt out of the Consensual Third Party Releases, for good and valuable consideration, the adequacy of which is hereby confirmed, shall be deemed to forever release, waive, and discharge the Released Parties, other than the Debtors, of all claims, obligations suits, judgments, damages, demands, debts, rights, remedies, Causes of Action and liabilities of any nature whatsoever, whether direct or derivative, known or unknown, foreseen or unforeseen, matured or unmatured, fixed or contingent, liquidated or unliquidated, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, including, without limitation, any of the foregoing based on or relating to, or in any manner arising from, in whole or in part, the purchase, sale or rescission of the purchase, sale, or any other transaction relating to any Security of the Debtors, the Debtors, the Debtors’ restructuring efforts, the Chapter 11 Cases, the DIP Financing Facility, the Sale, the UCC Settlement, the Global Settlement, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan or related agreements, instruments or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors; provided, however, that the foregoing releases shall have no effect on the liability of any person or Entity that results from any act or omission based on or arising out of gross negligence, fraud or willful misconduct; provided, further, that the releases set forth in this section shall not be deemed a release of obligations owing by any party under the Global Settlement or the UCC Settlement.

E.       Injunction.

Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, hold or may hold any Interest in the Debtors or a Claim, Cause of Action, or other debt or liability against the Debtors or against any Released Party that have been released and/or exculpated under the this Plan (the “Released Claims and Interests”) are permanently enjoined from taking any of the following actions against the Debtors or the Released Parties or their respective predecessors, successors and assigns, subsidiaries, Affiliates, current (as of the Effective

Date) directors, officers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accounts, investment bankers, consultants, representatives, and other Professionals solely in their respective capacities as such or any property of the same, on account of such Released Claims and Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting any right of setoff (other than setoffs exercised prior to the Petition Date), or subrogation of any kind against any debt, liability or obligation on account of or in connection with or with respect to any Released Claims or Interests; and (c) commencing or continuing in any manner or in any place, any action that does not comply with or is inconsistent with this provision; provided, however, that the foregoing injunction shall have no effect on the liability of any person or Entity that results from any act or omission based on or arising out of gross negligence, fraud or willful misconduct.

F.       Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to Bankruptcy Code section 105 or 362 or any order of the Bankruptcy Court, and existent on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Article IX
CONDITIONS PRECEDENT TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

A.       Conditions Precedent to Confirmation.

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan: (1) the Bankruptcy Court shall have entered the Confirmation Order; and (2) the Asset Purchase Agreement shall not have been terminated in accordance with its terms.

B.       Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived:

1.       the Bankruptcy Court shall have entered the Confirmation Order; provided that in accordance with Bankruptcy Rules 3020(e), 6004(h), and 6006(d) (and notwithstanding any other provision of the Bankruptcy Code or the Bankruptcy Rules), the Confirmation Order shall not be stayed and shall be effective immediately upon its entry;

2.       all documents and agreements necessary to implement the Plan, shall have (a) all conditions precedent to the effectiveness of such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements, (b) been tendered for delivery, and (c) been effected or executed;

3.       the Closing of the Sale shall have occurred;

4.       the Professional Fee Claim Reserve shall have been funded consistent with the terms of the Plan;

5.       the Liquidating Trust shall have been established in accordance with the Liquidating Trust Agreement and shall have been funded with the Liquidating Trust Assets; and

6.       all actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

C.       Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in Article VIII of the Plan may be waived only by prior written consent of the Debtors, the Highbridge Funds, and the Creditors’ Committee, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan. Upon the occurrence of all the conditions to Confirmation and Consummation set forth in Article IX of the Plan, the Debtors shall immediately declare the Effective Date and file the Notice of Effective Date.

D.       Effect of Failure of Conditions.

Unless expressly set forth herein, if the Consummation of the Plan does not occur on or before the date that is one hundred and eighty days following the Confirmation Date, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any holders or any other Entity; (2) prejudice in any manner the rights of the Debtors, any holders or any other Entity or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holder of any Claim or any other Entity in any respect.

Article X
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.       Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors reserve the right, with the consent of the Creditors’ Committee and/or the Highbridge Parties (in either case, with such consent not to be unreasonably withheld, and solely to the extent that the Creditors’ Committee or any Highbridge Party, as applicable is adversely affected by such modification), to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), the Debtors expressly reserve their rights, with the consent of the Creditors’ Committee and/or the Highbridge Parties (in either case, with such consent not to be unreasonably withheld, and solely to the extent that the Creditors’ Committee or any Highbridge Party, as applicable is adversely affected by such alteration, amendment or modification), to revoke or withdraw, to alter, amend or modify the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Subject to their fiduciary obligations, the Debtors shall not amend or modify the Plan as it relates to the UCC Settlement or the Global Settlement, including, but not limited to, (a) the treatment of any Claim held by a Highbridge Party, (b) the rights of the holders of Liquidating Trust Interests, (c) the treatment of any General Unsecured Claims, (d) the Liquidating Trust Assets, or (e) any exculpation, release or injunction with respect to claims against any Highbridge Party or the Creditor’ Committee, without the prior written consent of the Highbridge Parties and the Creditors’ Committee.

B.       Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to Bankruptcy Code section 1127(a) and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.       Revocation or Withdrawal of Plan.

The Debtors reserve the right, to revoke or withdraw the Plan before the Confirmation Date and to file a subsequent plan. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (l) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claim or Interest; (b) prejudice in any manner the rights of the Debtors, any holder of a Claim or Interest or any other Entity or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors, any holder or any other Entity, provided, however, the revocation or withdrawal of the Plan or failure to Consummate the Plan shall have no effect on the UCC Settlement or the Debtors’ and the Highbridge Parties’ obligations thereunder.

Article XI
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases, the Sale Transaction, the UCC Settlement, the Global Settlement, and the Restructuring Transactions pursuant to Bankruptcy Code sections 105(a) and 1142. The Bankruptcy Court shall retain non-exclusive jurisdiction to hear any other matter not inconsistent with the Bankruptcy Code.

Article XII
MISCELLANEOUS PROVISIONS

A.       Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors and any and all present and former holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in the Plan, each Entity acquiring property under the Plan, any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors each of respective successors and assigns of the foregoing persons and Entities.

B.       Additional Documents.

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors and all holders receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.       Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, the Creditors’ Committee shall dissolve and all of its members, Professionals and agents shall have no further duties, responsibilities, obligations, and authority in connection with the Debtors, the Chapter 11 Cases, the Plan, or its implementation, except with respect to applications for Professional Fee Claims. The Debtors shall not be responsible for paying any fees or expenses incurred by the Creditors’ Committee after the Effective Date, other than in connection with applications for Professional Fee Claims, subject to the Committee Professional Fee Cap.

D.       Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan or the taking of any action by the Debtors, with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any of their respective rights with respect to the holders of Claims and Interests or each other before the Effective Date.

E.       Successors and Assigns.

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, if any, of such Entity.

F.       Notices.

To be effective, all notices, requests and demands to or upon the Debtors shall be in writing. Unless otherwise expressly provided herein, notice shall be deemed to have been duly given or made when actually delivered or when received and telephonically confirmed, addressed to the following:

1.	The Debtors

Pernix Therapeutics, LLC

10 N. Park Drive, Suite 201

Morristown, NJ 07960

Attention: Garineh S. Dovletian, Esq., Wind Down Officer

Telephone: 800-793-2145

Email: gdovletian@pernixtx.com

with a mandated copy (which shall not constitute notice) to:

Counsel to Debtors and Debtors-In-Possession

 Davis Polk & Wardell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Eli J. Vonnegut

Christopher Robertson

Telephone:	212-450-4000
Telecopier:	212-701-5800
Email:	eli.vonnegut@davispolk.com

christopher.robertson@davispolk.com

Landis Rath & Cobb LLP

919 N. Market Street

Suite 1800

Wilmington, Delaware 19801

Attention:	Kerri K. Mumford, Esq.

Telephone:	302-467-4400

Telecopier:	302-467-4450

Email:	mumford@lrclaw.com

G.       Entire Agreement.

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

H.       Exhibits.

All exhibits and documents included in the Plan are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above, from the Notice, Claims and Balloting Agent’s website at https://cases.primeclerk.com/pernix/ or by downloading such exhibits and documents from the Bankruptcy Court’s website at http://www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

I.       Severability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holdings, alterations or interpretations, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holdings, alterations or interpretations. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent and (3) non-severable and mutually dependent.

J.       Closing of Chapter 11 Cases.

The Debtors shall promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and Local Rule 3022-1 and any applicable order necessary to close the Chapter 11 Cases that has been fully administered.

K.       No Admission Against Interest.

Neither the filing of the Plan, the Disclosure Statement, nor any statement contained therein, is or shall be deemed an admission against interest. In the event that this Plan is not consummated, neither this Plan, the Disclosure Statement nor any statement contained therein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Bankruptcy Court involving the Debtors.

L.       No Waiver.

Except as otherwise specifically provided herein, nothing set forth in this Plan or the Disclosure Statement shall be deemed a waiver or release of any claims, rights or Causes of Action against any Person other than the Debtors.

M.       Headings.

The article and section headings used in the Plan are inserted for convenience and reference only and neither constitutes a part of the Plan nor any manner affects the terms, provisions or interpretation of the Plan.

N.       Governing Law.

Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent otherwise provided in the Plan, the rights and obligations arising under the Plan, shall be governed by, and construed and enforced in accordance with the laws of Delaware, without giving any effect to the principles of conflicts of law or such jurisdiction.

O.       Conflicts.

Except as set forth in the Plan, to the extent that any provision of any other Restructuring Document or any document or other exhibits, schedules, appendices, supplements, or amendments of any document referenced in the Plan (the “Plan Related Documents”) conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided that, with respect to any conflict or inconsistency between the Plan or the Plan Related Documents on the one hand, and the Confirmation Order on the other, the Confirmation Order shall govern.

P.       No Discharge

Notwithstanding any other provision of the Plan or Confirmation Order, pursuant to Bankruptcy Code section 1141(d)(3), the Debtors will not receive a discharge.

Dated:	June 20, 2019	Respectfully Submitted,

PERNIX THERAPEUTICS HOLDINGS, INC.
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX THERAPEUTICS, LLC
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX MANUFACTURING, LLC
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX SLEEP, INC.
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

CYPRESS PHARMACEUTICALS, INC.
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

HAWTHORN PHARMACEUTICALS, INC.
By:
/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

MACOVEN PHARMACEUTICALS, L.L.C.
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

GAINE, INC.
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

RESPICOPEA, INC.
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX IRELAND LIMITED
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX IRELAND PAIN DESIGNATED ACTIVITY COMPANY
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX HOLDCO 1, LLC
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX HOLDCO 2, LLC
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer

PERNIX HOLDCO 3, LLC
By:

/s/ Garineh S. Dovletian, Esq.
Garineh S. Dovletian
Wind Down Officer